Exhibit No. 10.7

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SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is entered into as of                     , 2004, by and between Skurka Engineering Co., a California corporation (together with any successors, “Employer”), and Howard Skurka, an individual, (“Employee”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A.	Employee is President of Employer.

B.	Employer and Employee wish to provide for the severance pay that will become payable to Employee if certain events occur.

1. CERTAIN DEFINITIONS

The following definitions apply to this Agreement.

“Accrued Obligations” is defined Paragraph 2.2.

“Base Salary Payment” is defined in Paragraph 2.2.

“Cause” means that Employee has

(a) performed any willful act or acts of dishonesty or been convicted of any felony;

(b) failed to substantially perform Employee’s duties as President (other than failure resulting from Employee’s Unavailability due to Disability);

(c) violated or failed to comply in any material respect with Employer’s expressly communicated rules, regulations or policies, as in effect from time to time, persisting for a reasonable period following the delivery to Employee of written notice specifying the details of any alleged failure to perform, which failure has resulted in demonstrable and material injury and damage to Employer;

(d) materially breached this Agreement and failed to cure the results of such breach within a reasonable time after written notice thereof; or

(e) been incarcerated for more than 10 business days.

An event specified in (b) or (c) will not constitute “Cause” unless and until Employer provides Employee with written notice of such event setting forth in reasonable detail the specifics of such event and such event has not been cured. Action or inaction by Employee will not be considered “willful” unless done or omitted by Employee intentionally or not in good faith and without reasonable belief that Employee’s action or inaction was in the best interests of Employer, and will not include failure to act by reason of total or partial Unavailability due to Disability.

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“Change in Control” means that in a single transaction or series of transactions direct or indirect beneficial ownership of Employer (or substantially all of the assets of Employer) or effective voting control of Employer has changed from one person or affiliated group of persons to another person or affiliated group of persons.

“Date of Termination” means:

(a) if Employee’s employment is terminated by Employer for Cause, or by Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

(b) if Employee’s employment is terminated by Employer other than for Cause or Unavailability, the date on which Employer notifies Employee of such termination; and

(c) if Employee’s employment is terminated by reason of death or Unavailability, the date of death of Employee or the effective date, of the Unavailability, as the case may be.

“Disability” means Employee’s inability to substantially render to Employer services as the President and Chief Operating Officer of Employer for more than 60 days out of any consecutive 180 day period because of mental or physical illness or incapacity, as determined in good faith by Employer.

“Good Reason” means:

(a) a material diminution in Employee’s duties, responsibilities or title;

(b) relocation of Employer’s principal executive offices or Employee’s primary place of employment outside of Ventura County, California; or

(c) Employer’s material breach of this Agreement.

“Notice of Termination” is defined in Paragraph 2.4.

“Unavailability” means Employee’s inability to substantially render to Employer services as the President and Chief Operating Officer of Employer by reason of, Disability or other incapacity, or by reason of any statute, law, ordinance, regulation, order, judgment or decree, except for an instance that would constitute Cause.

2. SEVERANCE PAYMENTS

2.1

Payments. If Employee dies, becomes Disabled, is terminated without Cause, or voluntarily terminates with Good Reason during the one-year period from the date hereof, Employer will pay to Employee (or Employee’s estate) the sum of (a) any previously earned but unpaid compensation, in each case to the extent not theretofore paid (the “Accrued Obligations”), plus (b) Employee’s then applicable annual base salary (“Base Salary Payment”). If Employee is terminated for Cause or voluntarily terminates without Good Reason, Employer will pay to Employee only the Accrued Obligations. The Base Salary Payment and/or the Accrued Obligations will be paid in a lump sum in cash within thirty (30) days after the Date of Termination. The foregoing

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amounts will be in addition to any amounts payable under any benefit programs in which Employee was participating as of the Date of Termination. All accruals or vesting of benefits will terminate as of the Date of Termination.

2.2	Notice of Termination. Any termination by the Employer for Cause, or by Employee for Good Reason, must be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” must (a) indicate the specific termination provision in this Agreement relied upon, (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under such provisions and (c) if the Date of Termination is other than the date of receipt of such notice, specify the termination date (which date shall not be before, and shall be not more than 15 days after, the giving of such notice). The failure by Employee or Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of Employee or Employer hereunder or preclude Employee or Employer from asserting such fact or circumstance in enforcing Employee’s or Employer’s rights hereunder.

2.3	Effect on Benefit Programs. The termination of this Agreement will not affect any vested rights that Employee may have at the Date of Termination pursuant to any Employer benefit program and all terms of such benefit programs, including Employer’s option plan, will apply.

2.4	Cooperation. Following termination of employment for any reason, Employee will cooperate with the Employer, as reasonably requested by Employer, to effect a transition of Employee’s responsibilities and to ensure that the Employer is aware of all matters being handled by Employee. Employee will, upon reasonable notice, furnish such information and assistance to Employer as may reasonably be required by the Employer in connection with any legal or quasi-legal, proceeding, including any external or internal investigation, involving the Employer or any of its affiliates or in which any of them is a party.

3. MISCELLANEOUS

3.1	Succession; Survival. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Employee this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of Employer hereunder. The obligations and duties of Employee hereunder are personal and otherwise not assignable.

3.2	Expenses. Except as otherwise provided herein, each of the parties will bear all expenses incurred by it or him in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation therefor.

3.3

Notices. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered: (a) in person; (b) by registered, express or certified mail, postage prepaid, return receipt requested; (c) by a generally

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recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery. Notices are deemed delivered at the earlier of the date such notice is actually received or delivery is refused by a party. All notices must be delivered at the address set forth below the party’s name on the signature page. Any party may furnish, from time to time, other addresses for notices to it.

3.4	Sections and Other Headings. Sections or other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement

3.5	Integrated Agreement. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties hereto, and no agreements, understandings, restrictions, warranties or representations exist between the parties other than those set forth herein or provided for herein. Any exhibits and schedules attached to this Agreement are incorporated herein.

3.6	Amendments; Waivers. All parties must approve any amendment to this Agreement. Any waiver of any right or remedy requires the consent of the party waiving it. Every amendment or waiver must be in writing and designated as an amendment or waiver, as appropriate. No failure by any party to insist on the strict performance of any provision of this Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy, or of any other provision of this Agreement.

3.7	Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of law to the contrary. Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) words in the singular include the plural, and words in the plural include the singular; (iv) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection, paragraph, clause, or other subdivision; and (v) “including” and “includes,” when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by “, but not limited to,” and “, but is not limited to,” respectively.

3.8	Counterparts; Facsimile Signature. This Agreement is being signed in two or more counterparts. Each of them is an original, and all of them constitute one agreement. This Agreement may be executed by facsimile signature.

3.9	Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

3.10	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of California (without reference to its rules as to conflicts of law).

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3.11	Additional Documents and Acts. Each party will at its own cost and expense sign and deliver additional documents, and shall take such further actions, that are commercially reasonable and necessary to perform or evidence the intent and purposes of this Agreement.

3.12	Amendments. This Agreement may not be amended or modified other than by an agreement in writing signed by all parties.

3.13	Waivers. Any waiver of any right or remedy requires the written consent of the waiving party. No failure by any party to insist on the strict performance of any provision of this Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy, or of any other provision of this Agreement.

3.14	Attorneys’ Fees and Costs. If any legal action, arbitration, or other proceeding is brought to enforce or interpret this Agreement, the substantially prevailing party will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses (including expert witness fees and expenses) incurred in connection with such action, arbitration or proceeding, in addition to any other relief to which the party is entitled.

3.15	Cumulation of Remedies. No right or remedy under this Agreement is exclusive, but will, wherever possible, be cumulative with all other remedies at law or in equity. The assertion by any party of any right or remedy shall not preclude the assertion by such party of any other rights or the seeking of any other remedies. No failure by a nonbreaching party to exercise, and no delay in exercising, any such right shall operate as a waiver of that right.

3.16	Time is of the Essence. Time is of the essence as to all provisions of this Agreement in which a definite time for performance is specified or required.

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EXECUTION COPY

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

SKURKA ENGINEERING CO.

By:	/s/ Morris Skurka
Title:	Chief Executive Officer
[address for notices]

EMPLOYEE:

/s/ Howard Skurka
Howard Skurka

[address for notices]